                                                                   EXIHBIT 10.15

SpeechWorks International, Inc. has omitted from this Exhibit 10.15 portions of the Agreement for which SpeechWorks International, Inc. has requested confidential treatment from the Securities and Exchange Commission. Omitted language is indicated by brackets (i.e. [ ]). The portions of the Agreement for which confidential treatment has been requested have been filed separately with the Securities and Exchange Commission.

                                                                   June 29, 2000

SpeechWorks International, Inc.
695 Atlantic Ave.,
Boston, MA 02111
Attention: Joe Murphy

Dear Joe;


     This letter ("Letter") will serve to confirm that NET2PHONE, INC. ("N2P") and SPEECHWORKS INTERNATIONAL, INC. ("SWI") are entering into a business relationship whereby:

(i) N2P has agreed to invest $4.0 million in SWI pursuant to the terms of that certain Common Stock Purchase Agreement dated as of even date herewith (together with the other agreements contemplated thereby);

(ii) SWI will provide to N2P certain software as described in Exhibit A-1, attached and made a part of this Letter;

(iii) SWI will provide certain professional services, including but not limited to, (a) platform integration and (b) application development in connection with N2P's global VoIP network; and

(iv) the parties may pursue certain joint marketing efforts as further agreed upon in an executed License Agreement proposed in this Letter.

     Part I of this Letter is intended by the parties to be binding and Part II of this Letter shall be non-binding and expressly subject to the execution and delivery of (1) a definitive Professional Services Agreement (the "PSA") and Statement(s) of Work ( an "SOW") which shall be executed and delivered no later than [ ], or a subsequent date as extended and mutually agreed upon by the parties (the "Contract Date"). If for any reason the parties are unable to consummate the License Agreement (as defined below) and the PSA, by the Contract Date, the obligations set forth in this Letter, including but not limited to
Part I, and in that certain Non-Disclosure Agreement dated as of 2000 ("NDA"), by and between the parties, the terms of such NDA which by their nature survive, then either party may, upon written notice to the other, terminate this Letter, and in the event of such termination, the parties agree that Net2Phone's sole obligation and SWI's sole and exclusive remedy shall be that Net2Phone shall pay SWI the License Fee as described in Paragraph A below in the amount of [ ] US Dollars ($[ ]) and all reasonable professional service fees accrued hereunder as of the date of such termination, under the current fee schedule as described in Exhibit C, attached and made a part hereof.

Part I.   BINDING TERMS.

A.   License Fees.

(1) Initial Order. N2P hereby agrees to pay to SWI an amount equal to [ ] Dollars ($[ ]) in consideration for the grant of a license (the "License Fee") to N2P of the SpeechWorks software set forth on Exhibit A (the "SWI Software"). The terms of the license would be contained in a mutually agreed upon Master Software License Agreement ("License Agreement"), a draft form of which has been provided to N2P and which the parties agree to negotiate the terms of such License Agreement in good faith with the intent to execute and deliver said License Agreement no later than the Contract Date. The License Agreement would have a term of three (3) years (the "Term"). The $[ ] License Fee described in this paragraph A is a guaranteed and non-refundable payment.

     (1) Subsequent Orders. Notwithstanding SWI's then-current fee schedule , SWI agrees that for the Term of the License Agreement, for all subsequent orders received during the initial three year term (counting the one thousand (1000) Ports ordered in the initial order), the following per port discount schedule shall apply:

          AGGREGATE NUMBER OF PORTS IN THE INITIAL TERM    PRICE PER PORT

          [     ] - [     ]                                $[     ]
          [     ] - [     ]                                $[     ]
          [     ] - [     ]                                $[     ]
          [     ] - [     ]                                $[     ]
          more than [     ]                                $[     ]


B. Revenue Share. In addition to the provisions described above, the parties hereby agree that the License Agreement shall contain the following provisions regarding the sharing of revenue.

     GENERAL

     N2P and SWI will share net revenue, as defined hereunder generated by or through the Facilities Services (defined below), as further defined in the proposed License Agreement and as outlined below. In accordance with the License Agreement revenue will only be comprised of those fees due to N2P generated from joint offerings brought to market by SWI and N2P in a joint endeavour.

     In addition to the foregoing license fees, N2P agrees to pay to SWI the following fees (the "Utilization Fees") for each customer of N2P utilizes the SWI Software in connection with the services provided by N2P (the "Facilities Services").

         (1) [ ] percent ([ ]) of any net revenue N2P derives directly from selling products or services via the N2P speech system ("e-commerce"); and

         (2) [ ] percent ([ ]) (net of the costs outlined in Exhibit B; "Infrastructure Costs") for all revenue derived from minutes (or partial minutes rounded up to the next whole minute).

     Further, in the event that either of the following conditions occur (in a manner to be verified under procedures to be agreed to in the License Agreement) the applicable revenue sharing terms set forth below would apply:

         1. SWI brings N2P into an opportunity that N2P has not been involved with before; or

         2. SWI and N2P agree to co-develop a product or application for a specific industry or market with either party incurring their associated costs.

         In the event that the applicable condition precedent above is satisfied, N2P would pay to SWI an amount equal to:

     (1) [ ] percent ([ ]) of any net revenue N2P derives directly from selling products or services via the N2P speech system ("e-commerce"); and

     (2) the lesser of (x) $[ ] per minute and (y) [ ] (net of the costs outlined in Exhibit B; "Infrastructure Costs") for all revenue derived from minutes (or partial minutes rounded up to the next whole minute).

     Each N2P customer-specific revenue share transaction would provide for three (3) years of payments to SWI and such obligation may survive the expiration of the three (3) year term of the License Agreement.

C.   Most Favored Pricing

     The following fee provisions shall apply to the License Fees, SWI professional services fees requested by N2P, and text-to-speech (TTS)
     (if and when available) licenses which may be contracted by N2P in the License Agreement or in any mutually agreed upon agreements. During the term of the License Agreement or any other agreement mutually agreed upon between the parties, SWI agrees that it shall provide the
     [     ] to N2P [     ] in a transaction (considering all relevant
     material terms) in which [     ] or [     ]. In the event that SWI [
         ], it shall thereafter [     ] and [     ] and [     ] to be [     ].


D.   Roll Over Rights

     SWI hereby agrees that the covenant set forth in Section C above with respect to license fees shall be extended to all entities of which N2P owns (or acquires such interest in during the Term), at the relevant time, more than 50% of the voting shares. Further, in the event that N2P owns an equity interest in a third party which is 50% or less, then:

          (i) in the event that such third party is already a customer of SWI, then SWI agrees that it shall allow (1) such third party to pay to SWI the difference between (x) the license fees which said third party had previously agreed to pay (such other fee to be known herein as the "Original Fee") and (ii) the license fees applicable to N2P and (2) N2P to pay the balance of the Original Fee; and

          (ii) in the event that such third party is not already a customer of SWI, then SWI may in its discretion enter in to a license agreement with such third party and in the event that such third party and SWI agree on the applicable license fees, then N2P shall have the opportunity to supplement such license fee payments as contemplated by clause (i) above .

     The parties agree that the revenue share provisions set forth above shall apply to any party described in this Section D which is licensing SWI software or using the Facilities Services.

E.   Professional Services.

(1) Retainer. In order to secure the commitment of SWI Ito provide certain professional services, N2P hereby agrees to pay to SWI an amount equal to [ ] US Dollars ($[ ]) under the PSA ("Retainer"). Unless otherwise agreed upon by the parties in the PSA or an applicable SOW, this amount is subject to the terms of Paragraph F below, shall be due and owing to SWI no later than June 28, 2001 regardless of whether N2P accrues services fees in such amount prior to such date.

(2) Work Authorization. Upon execution of this Letter, N2P shall be deemed to have authorized SWI to commence certain professional services activities as directed by N2P related to the initial project, and N2P agrees to pay SWI for services rendered in accordance with its current fee schedule up to an amount not to exceed the Retainer described above. Any amounts accrued under this interim Work Authorization section will be applied against the fees agreed to in the applicable SOW. Additionally, any travel expenses accrued may be billed for the amount incurred, assuming that any required travel is approved in advance by N2P. In the event N2P and SpeechWorks execute a mutually acceptable PSA, such PSA will fully supersede, and make null void, this paragraph (2). N2P acknowledges and agrees that any deliverable developed in connection with the services rendered hereunder shall not be delivered to N2P until such time as a PSA has been executed.

F. Unused Services Fees Allowance. In the event that the aggregate fees accrued for the project(s) covered under an initial SOW, if any, equal an amount less than [ ] US Dollars ($[ ]), SWI shall allow N2P to apply the balance thereof to the purchase of additional licenses under the terms of the License Agreement; such application, if any, shall occur no later than June 28, 2001.

G. Joint Obligations. Each party agrees it may undertake the following marketing and publicity activities in order to promote the relationship:

 .    CUSTOMERS - Each company agrees to explore the use of their existing customers to identify interested implementers of the Voice ASP service.

1. CO-MARKETING - N2P and SWI will work together, in good faith, to use commercially reasonable efforts to perform the following:

 .    N2P and SpeechWorks will work together to issue a formal, joint press release on the equity investment, and N2P will also supply a quotation to be used in the Open Speech Web announcement (to be complete Wednesday, June
     28th)

 .    N2P and SpeechWorks will jointly participate in press and analyst briefings regarding Net2Phone's equity investment in SpeechWorks

 .    N2P will promote the "SpeechworksHere" program in relevant Marketing promotions and collateral

 .    SpeechWorks will promote the N2P Voice ASP service in relevant Marketing promotions and collateral

 .    N2P and SpeechWorks agree to work together for joint promotion of the N2P
     Voice ASP commercial launch and subsequent Voice ASP (post-GA) milestones

 .    N2P and SpeechWorks agree to make to cite each other in relevant press releases and/or announcements.  Specifically:

     . SpeechWorks will cite N2P as an investor-partner, ASP-provider and provider of yet-to-be-specified speech-based services where commercially appropriate,

     . N2P will cite SpeechWorks in announcements relating to their speech-based initiatives where commercially appropriate.

Part II. NON-BINDING TERMS. The following terms are agreed by the parties to be non-binding and shall only express the intent of the parties as to activities which shall only be agreed upon in a definitive License Agreement, PSA and Applicable SoWs.

1. CROSS-MEDIA PROMOTIONS & ATTRIBUTION: Subject to prior written approval, not to unreasonably withheld or delayed:

 .    Each company can use the other company's logo/name in any web listings
     (i.e., customer/partner lists)

 .    N2P agrees to work  with SpeechWorks to pursue cooperative advertising with both parties contributing equally to the associated costs.

 .    N2P agrees to SpeechWorks' usage of the N2P logo on demand-generation vehicles (WSJ advertising, other advertising, direct mail, etc.)

 .    N2P agrees to let SpeechWorks use the N2P name and logo in IPO-related filings (eg: S-1)

 .    N2P agrees to participate in the SpeechWorks Conversations User/Partner conference in Laguna Niguel, CA, as a speaker

2. REFERENCABILITY: Pending N2P satisfaction with SpeechWorks performance against measurable success criteria and N2P internal policies, N2P agrees to be a reference for i.) other SpeechWorks prospects,. Additionally, at N2P's sole discretion N2P may participate in a Case Study

3. STANDARDS SETTING: N2P and SpeechWorks agree to work together jointly develop, market, and offer as De Facto Standards to the market:

 .    VoiceXML and voice browsers

 .    SpeechLinks

 .    SpeechCookies

 .    Content and scripting tools

 .    SpeechSpot U.I. spec and implementation

     The parties agree that the following terms would provide the basis for an initial SOW:

A. PLATFORM INTEGRATION SERVICES: SWI shall perform the following with the reasonable cooperation of N2P:

1. Convert Audio Driver to use N2P protocol and convert IP packets into u-law PCM. This would essentially be re-writing of Prompt DLL and Record DLL

2.   Switch the TTS API to use SWI implementation of Lucent TTS. Done through
     SAPI.

3. Provide an operational VXML browser. SWI will ship voice browser source code to N2P

4.   Provide training on any SWI implementation of VXML, in classroom setting

5. Provide tools to convert applications to VXML operation. SWI will make available to N2P all internal tools that are currently used as well as any commercially sold tools when they are general release.

6. Provide SpeechWorks licensed software and the VMXL browser software on SCO Unixware 7.

7. Support SpeechLinks as a platform capability for Net2Phone speech services

SWI agrees that any costs associated with SWI's performance obligations, shall be at SWI's sole expense.

B.   APPLICATION DEVELOPMENT

     1. Provide interface documentation and assistance with the implementation of the namedialer module (database, grammar generation and storing and again the TTS interface) in order to enable N2P personal voice dialing application. This will be delivered from SWI solutions group and follow the SADL process as with all application development projects. This will need to have a SCOPE OF WORK defined in order to accurately describe exact costs and time estimates for delivery.

     2.   Provide Speech Site for internal use

     3. Speech Web Directory - provide infrastructure for N2P to run the application to enable any organization to register their site in Open Speech Web Directory.

     Part II of this Letter is non-binding and is intended to facilitate negotiation and preparation of the License Agreement and PSA that will embody the final understanding between the parties. Except as otherwise specifically provided for herein, the obligations of the parties to consummate the transaction contemplated by this Letter shall be subject in all respects to the negotiation, execution and delivery of a definitive License Agreement and PSA .
Notwithstanding the foregoing, the $[     ] License Fee  payment obligation of
N2P set forth in Paragraphs 1A of Part I is agreed to be binding

     Please indicate your acceptance of the terms hereof by signing the enclosed copy of this Letter on the line provided and returning it to the undersigned.

                                    Net2Phone, Inc.

                                    By:  /s/ Jon Fram

                                    Name: Jon Fram

                                    Title: President

Acknowledged and agreed:

SPEECHWORKS INTERNATIONAL, INC.


By:  /s/ Stuart R. Patterson
     Stuart R. Patterson,
     President and Chief Executive Officer

Date: June 29, 2000

                                   EXHIBIT A
                                   ----------

                                 Initial Order

------------------------------------------------------------------------------------------------------------------
PRODUCT NAME        PRODUCT DESCRIPTION                 RECOGNITION       SYSTEM      FEE/PORT OR        LICENSE
                                                            PORTS          SEATS           SEAT            FEES
------------------------------------------------------------------------------------------------------------------
SpeechWorks         Includes:                               [    ]          N/A           [   ]          $[     ]
v. 6.1 with         . SpeechWorks Recognition Engine
DialogModule        . DialogModules (see description
                      above).
------------------------------------------------------------------------------------------------------------------

SpeechWorks         Includes:                                 N/A             1                             N/A
SDK                 . Vocabulary Editor (allows
                      developers to generate and maintain
                      large vocabulary lists)
                    . Grammar Specification and Tuning
                      Tools (allows developers to build
                      custom applications and tune their
                      performance)
------------------------------------------------------------------------------------------------------------------
                                                                                      TOTAL LICENSE FEES: $[     ]

The term "Recognition Port" shall mean the number of telephone channels enabled with the software included in SpeechWorks DialogModule Bundle B that is capable of either recognizing spoken words or performing "barge-in" for a discrete period of time. SWI acknowledges that telephone lines or ports can be configured with or without speech recognition dynamically, and as such, charges are based on the maximum number of simultaneous speech recognition ports currently configured in the total system. The term "system seats" shall mean the number of end-users permitted to concurrently access and use, at the same time, the SpeechWorks Tools and Grammar Libraries.

PAYMENT SCHEDULE:

The License Fee to be paid by N2P under the License Agreement shall be due and payable within thirty (30) days from the date appearing on an applicable invoice prepared and delivered by SWI to N2P following the execution of the License Agreement between the parties. If mutually agreed upon in the License Agreement SWI may impose a late fee of 1.5% per month on any amounts which remain unpaid thirty (30) days after they are due.

                                  Exhibit A-1
                        DESCRIPTION OF LICENSED SOFTWARE

SpeechWorks(R) is a solution for speech-enabling transactional applications over the telephone. packaged as six functional components:

     1. SpeechWorks SMARTRecognizer(TM) recognizes words or phrases from individual vocabularies in the call flow and provides processing of phrases and sentences. This engine supports a range of hardware platforms and scales to thousands of phone lines. Its features include:

     2. SPEECHWORKS DIALOGMODULES(TM) are high-level building blocks representing frequently used caller interactions that developers can assemble and integrate into applications. Each DialolgModule encapsulates a particular task such as capturing a "yes" or "no" response or creating a voice menu. The DialogModules are made available in three bundles/packages.

       A. BASE: Includes recognition kernel, reporting tools, and the following DialogModules:

       AlphaNumeric String - Collects a string of connected (pauses are not required) numbers and letters. Patterns or a list of valid strings can be specified.

       Continuous Digits - Recognizes a string of connected digits only. Constraints such as string length or the allowed values can be specified.

       Item List - Lets callers speak words or phrases from a list (up to 250 words), e.g. "Please say the name of the person you are calling?" or "What stock would you like to buy?"

       VoiceMenu - Lets callers choose a word or phrase from a list (maximum of 20). Menus are similar to ItemLists, but shorter so that the prompt can read each item to the caller.

       YesNo - Performs the essential function of identifying affirmative and negative responses from callers.

       B. EXTENDED: Includes Base DialogModules, recognition kernel, reporting tools, and the following DialogModules:

       CreditCardNumber - Collects a credit card number. Can understand the major credit cards and many private label cards from retailers

       CCExpDate - Collects the expiration date for a credit card, usually month and year. It recognizes the last day of a given month as well.

       Currency - Lets callers speak a monetary value in a natural way, e.g., "One hundred twenty-five dollars and thirty two cents. Non US dollars can be customized.

       Date - Collects dates in several formats, e.g., June Fourth or 6/4/70, nicknames can be mapped, e.g., Christmas or today, allowing callers to speak a date in a natural way

       ItemList - Up to 2,500 words

       NaturalNumbers - Collects whole numerical amounts; callers can say "fifty four hundred". Vocabulary for units can also be added, as in "a thousand boxes".

       SocialSecurityNumber - Collects a 9-digit US Social Security number. Illegal numbers, such as those beginning with three zeroes, are screened out
       Spelling - Recognizes individual letters so that callers may choose to spell out a request.

       TimeOfDay - Collects a naturally spoken time of day. Callers can use 12-hour or 24-hour times, as well as prefix words such as "about" and "around"

       TelephoneNumber - Collects a phone number in the "North American Numbering Plan" consisting of ten, seven or three digits. It allows common phrases such as "area code" and "one eight hundred".

       ZipCode - Recognizes a five and/or nine digit United States ZIP code

       C. PROFESSIONAL NL (NATURAL LANGUAGE): Includes Extended DialogModules, recognition kernel, reporting tools, and the following DialogModules:
       ItemList - Greater than 2,500 words or phrases

       CustomContext - Provides the ability to run the results of custom modules created with the Software Development Kit.
       The Professional NL will typically require some level of SpeechWorks custom development services or development support.

       Name - Available with Release 6.0 making it easier to collect a person's first, last or first and last names where the names are completely unknown. Speech Attendant apps should continue using the ItemList DialogModules

     3. SPEECHWORKS REPORTING AND ANALYSIS TOOL is bundled with each of the DialogModule packages. The tool generates text diagnostic reports about applications based on call logging data. The reports included are:

       Call-Start - displays a percentage breakdown by one hour time period of when calls are initiated helping to identify peaks in system usage.

       Call-Length - displays a percentage breakdown of calls by duration tracking the efficiency of user interface improvements that result in the reduction of call length.

       Module Transaction Results - summarizes execution results for each DialogModule presenting an overall success rate. Success rates lower than 90% indicate problem areas.

       Module Callflow Results - summarizes results of each attempt to collect the primary DialogModule data from the caller. High values for denied confirmation and rejection indicate that recognition is not performing well.

       Context Results - summarizes the result of each recognition event. This report illustrates a complete picture of the caller experience at the transaction level.

       Module Vocabulary Results - summarizes results classified by the answer returned by the recognizer via a DialogModule. This report can be used to give an indication of a) how effective the system recognized a caller's utterance and b) how easily callers were able to clarify/confirm what was said.

       Context Stats - summarizes various additional statistics for each recognition context. This report allows quick identification of problem contexts indicating that improvements are required

     4. SPEECHWORKS SOFTWARE DEVELOPMENT KIT (SDK) includes the following suite of editors and utilities for configuring DialogModules, providing service management functions, and supporting ongoing tuning and maintenance:
     Vocabulary Editor (VED), Grammar Development Tools and Application Tuning Tools. Included with the SDK are Four (4) Professional NL Run Time Port licenses, for development purposes only.

     5. SPEECHWORKS VOCABULARY LIBRARIES supply pre-packaged and continuously maintained language contexts for spoken words/phrases. The User Interface for the application using these libraries is not included. The following libraries are currently available: (i) Stock Names & Symbols Vocabulary and
     (ii) Mutual Fund Names & Symbols Vocabulary.

                                   EXHIBIT B


                              INFRASTRUCTURE COSTS

GENERAL

     N2P and SWI will share net revenue generated by or through the facilities services. For the License Agreement, revenue will only comprise that generated from joint offerings brought to market by SWI and N2P in a joint endeavour.


GROSS REVENUE

     Gross Revenue is defined as revenue received by N2P in providing services that are based on SWI's products. This definition excludes revenue generated from other features that might be offered by N2P that are separate from SWI's product, and do not involve access to any of SWI's services. Notwithstanding anything contained in this Exhibit or the Letter to which it is attached, N2P agrees that all hardware and software costs associated with the platform and all other fixed costs and expenses shall not be deemed to be Infrastructure Costs hereunder.


IDENTIFICATION OF EXPENSES

     For the purpose of this revenue share calculation, only expenses associated with revenue generation will be considered. These expenses will include:


     Network Traffic Charges

            This expense category includes the per-call charges associated with
            (a) originating, (b) carrying, and (c) terminating the telephone call. These costs are incurred by N2P and can include such items as the following: Payphone surcharges, toll-free costs charged to N2P, cost to carry the IP traffic, cost to terminate the telephone call, etc.


     Recurring Provisioning and Leased-Line Costs

            This expense category includes charges associated with providing the subscriber a telephone access method and leasing telephone or data access lines used to link facilities. Provisioning charges include the per-number fees paid by N2P to provide such services as Call Forward on Busy / No-Answer, Toll-free numbers, and Local Numbers. These provisioning costs typically recur monthly and are based on DID quantity, but they may also include one-time installation charges for DIDs. Leased line costs include the costs of leasing lines (such as T1 lines) that might be used to link site facilities.


     Fraud and Charge-backs

            Net2Phone will recapture any fraudulent generated refunds or bad debts. Net2Phone will use reasonable care and practices to minimize such occurrences.


     Taxes

            To the extent Taxes are not charged to the customer, Net2Phone will pay such charges directly.


NET REVENUE AVAILABLE FOR SHARE BY NET2PHONE AND SWI

     Net Revenue is defined as gross revenue less expenses, as defined above.

                                   EXHIBIT C
                        Current Time and Materials Fees



                                  PER EIGHT-HOUR     MINIMUM NUMBER OF
            SERVICE                  DAY RATE              DAYS

------------------------------------------------------------------------
 Project Management                   $2,500              5 days
------------------------------------------------------------------------
 Application Consulting               $2,000              5 days
------------------------------------------------------------------------
 Speech Scientist                     $2,000              5 days
------------------------------------------------------------------------
 Speech User Interface Design         $1,500              5 days
------------------------------------------------------------------------
 Application Development              $1,500              5 days
------------------------------------------------------------------------
 Systems Integration                  $1,500              5 days
------------------------------------------------------------------------
 Operations Support                   $1,000             20 days
------------------------------------------------------------------------
 Installation Services                $1,000              5 days
------------------------------------------------------------------------